Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 1, 2018 (the “Effective Date”) between American Water Works Service Company, Inc. (“Company”) and Radhakrishnan Swaminathan, (“Executive”).
BACKGROUND
WHEREAS, Executive and the Company desire to enter into an employment agreement embodying the terms by which Executive will be employed by the Company and Executive desires to accept such employment and enter into such agreement;
NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:
1.Employment Term. Executive commenced employment on May 4, 2016 with the Company as its Chief Technology Officer. Beginning on November 1, 2018, Executive will serve as the Company’s Executive Vice President and Chief Customer, Strategy & Technology Officer (“CCSTO”). Executive hereby accepts this promotion, subject to all of the terms and conditions of this Agreement. This Agreement shall continue in full force and effect throughout Executive’s employment unless the Parties mutually agree to amend or modify the terms of Executive’s employment through written agreement. The term of this Agreement shall be the period from the Effective Date through the effective date of termination of Executive’s employment by either party.
2.Employment by the Company
2.1.    At-Will Employment. Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice, subject to Section 4 below.
2.2.    Position and Duties. As CCSTO, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company (“CEO”). Executive shall devote Executive’s full business time, energy, skill and best efforts to the Company’s business and affairs and to the promotion of the Company’s interests. Executive shall not, during Executive’s employment by the Company, without the prior written approval of the CEO or Chief Operating Officer of the Company (“COO”), be employed by or otherwise engaged in any other business activity requiring any of Executive’s time, provided that Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere or compete with the performance of Executive’s duties under this Agreement to any one or more of the following activities: (i) investing Executive’s personal assets in such manner as will not require services to be rendered by Executive in the operation of the affairs of the companies in which investments are made; or (ii) engaging in charitable activities, including serving on the boards of directors of charitable organizations; or (iii) serving on other boards of nonprofit or nonpublic companies, subject to the prior approval of the CEO.
2.3.    Location of Employment. Executive’s principal place of employment shall be the Company’s offices located in Camden, New Jersey. Executive understands that Executive’s duties may require periodic business travel.
2.4.    Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the written policies and practices established by the Company and provided to Executive in writing. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.
2.5.    Adverse Interests. During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is primarily in the water and/or wastewater treatment space without advance approval by the Company. Ownership by Executive in professionally managed funds over which Executive does not have control or discretion in investment decisions, or, an investment of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section, provided that Executive complies at all times with the Company’s securities purchase and sale pre-clearance procedures.
3.Compensation, Benefits and Expenses.
3.1.    Base Salary. Beginning November 1, 2018, the Company shall pay to Executive an annual base salary of $450,000.00 for all services to be rendered by Executive hereunder. The annual salary of Executive in effect from time to time is hereinafter referred to as the “Base Salary.” The Base Salary shall be payable in accordance with the Company’s normal payroll practices and the Company shall deduct or cause to be deducted from the Base Salary, or any other payment made hereunder, all taxes and amounts required by law to be withheld. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be adjusted from time to time in the discretion of the Executive Development and Compensation Committee.
3.2.    Annual Performance Plan (“APP”). For each calendar year during which Executive is employed by the Company, Executive will be eligible to earn an annual discretionary cash bonus award (“APP”). Executive’s APP award is targeted at 75% of Executive’s Base Salary. Except as otherwise set forth in Section 4.2, in order to earn and receive APP, Executive must remain employed by the Company through and including the date on which APP is paid. Executive’s 2018 APP, if any, will be prorated to as follows: the target amount will be 50% of the Base Salary paid to Executive for the period from January 1, 2018 to October 31, plus 75% of the Base Salary paid to Executive for the period from November 1, 2018 to December 31, 2018.
3.3.    Retirement Plans, Medical, Disability and Life Insurance. Executive shall be entitled to participate in all savings and retirement plans, policies and programs, if any, made available by the Company to Executives generally, as amended from time to time at the discretion of the Company. During Executive’s employment with the Company, Executive shall be entitled to the benefits of such group medical, travel and accident, short and long-term disability and term life insurance, if any, as the Company may reasonably determine from time to time. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.
3.4.    Long-Term Performance Plan. Executive shall be eligible to participate in the Company’s Long-Term Performance Plan (“LTPP”). The terms of the LTPP awards, if and when granted by the Executive Development and Compensation Committee of the Company’s Board of Directors (the “Committee”), shall be as set forth and governed by the Company’s 2017 Omnibus Equity Compensation Plan (the “Omnibus Plan”), the LTPP plan documents and applicable award documents or agreements, and the Company shall cause the LTPP awards to be considered for approval by the Committee to include terms and conditions consistent with those described in this Agreement. Subject in each case to approval and grant by the Committee, the LTPP grants will be apportioned as follows: 30% Restricted Stock Units, 35% Performance Stock Units based on relative Total Shareholder Return and 35% Performance Stock Units based on compounded adjusted Earnings Per Share growth, and Executive will be eligible to receive grants of equity-based awards under the LTPP as follows, subject in all respects to the terms of the Omnibus Plan and applicable award documents or agreements:

Plan Year	Aggregate Value of Equity Awards (LTPP)	Vesting Date
2019	125 % of base salary	1/3rd annually on January 31, 2020, 2021 and 2022
2020	125 % of base salary	1/3rd annually on January 31, 2021, 2022 and 2023
2021	125 % of base salary	1/3 on January 31, 2022 1/3 on January 31, 2023 1/3 on March 31, 2023
2022	125 % of base salary	1/3 on January 31, 2023 2/3 on March 31, 2023
2023	125 % of base salary	All vest on March 31, 2023

3.5.    Cash Retention Award. Executive will receive a cash retention award bonus as follows:
$100,000.00 if actively employed on September 1, 2020
$100,000.00 if actively employed on September 1, 2022
The Retention Bonus shall be payable on the first payroll cycle immediately following the above-referenced dates in accordance with the Company’s normal payroll practices and the Company shall deduct or cause to be deducted from the Retention Bonus, all taxes and amounts required by law to be withheld.
3.6.    Reimbursement of Expenses. Executive shall be reimbursed for all reasonable and documented out-of-pocket expenses paid to third parties incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with Company policies. Reimbursement will be made as soon as practicable following receipt from Executive of sufficient documentation supporting said expenses.
3.7.    Paid Time Off. Executive shall be entitled to paid time off and other leave in accordance with the Company’s policies and practices with respect to similarly situated employees.
3.8.    Indemnification. The Company agrees to defend, hold harmless, and indemnify Executive for any and all claims arising from and/or in any way related to Executive’s employment with the Company, including but not limited to reasonable attorney’s fees, costs and damages and other related litigation expenses, for any and all claims arising out of any lawsuits, charges of discrimination, or wage claims (the “Cases”). To the extent Executive was a covered insured by any Company insurance policy, nothing herein negates such coverage or indemnity provided by such policy except Executive’s refusal to cooperate. The Company’s duty to defend, indemnify, and hold Executive harmless shall not apply if Executive fails to cooperate in the investigation or defense of the Cases or any other proceedings in which Executive has been identified as a material witness. To the extent that it is necessary for Executive to retain counsel other than the Company's counsel with respect to any matter, counsel shall be selected and paid by the Company subject to approval by Executive, which approval shall not be withheld unreasonably.
4.    Termination of Employment.
4.1.    Termination of Employment. Executive’s employment shall be terminated upon the earliest of the following:
(i)    Executive may voluntarily terminate employment with the Company at any time at the sole discretion of Executive upon thirty (30) days’ prior written notice to the Company. The Company may decide to accept Executive’s resignation immediately, and pay Executive thirty (30) days’ Base Salary in lieu of notice.

(ii)    The Company may terminate Executive’s employment without Cause (as defined below) upon thirty (30) days’ written notice to Executive (or pay Executive thirty (30) days’ Base Salary in lieu of notice) in addition to any severance provided for in Section 4.2.
(iii)    Executive’s employment may, upon written notice to Executive, be terminated immediately by the Company at any time for Cause (as defined below).
(iv)    This Agreement shall terminate automatically upon Executive’s death.
(v)    Executive may terminate employment with the Company for Good Reason (as defined below) upon the expiration of 30 days after Executive has provided prior written notice to the Company, unless the Company has remedied the event giving rise to such termination within such 30 days.
(vi)    The Company may terminate this Agreement other than for Cause, death or disability or voluntary termination for Good Reason following a Change of Control (each as defined below).
(vii)    By mutual written consent of the Company and Executive.
4.2.    Benefits Payable Upon Termination.
(i)    Following the termination of Executive’s employment with the Company pursuant to any manner described in Section 4.1, the Company shall pay to Executive (or, in the event of Executive’s death, Executive’s surviving spouse, if any, or, if none, Executive’s estate) (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date of termination; and (b) any unreimbursed expenses reimbursable to Executive pursuant to Section 3.6 hereof for expenses incurred on or prior to the date of termination.
(ii)    Provided that Executive signs (and does not revoke) a general release in favor of the Company in a form determined by the Company, and provided that Executive does not violate Executive’s obligations under this Agreement, including without limitation Sections 5, or the Intellectual Property Agreement, dated September 20, 2018, and Confidentiality Agreement, dated September 20, 2018, in addition to any payments due to Executive pursuant to Section 4.2(i), in the event the Company terminates Executive’s employment without Cause pursuant to Section 4.1(ii), or the Executive terminates his employment for Good Reason pursuant to Section 4.1(v), the Company shall pay or provide to Executive (a) Base Salary continuation for the duration of the Noncompetition Period (as defined in Section 5.1 below, but without regard to any extension of such period pursuant to Section 5.1(iii)) less applicable taxes and withholding, in accordance with the Company’s usual payroll practices; (b) if termination of employment occurs after July 1 in a calendar year, a pro-rata APP award (based on number of full calendar months worked during the calendar year in which termination occurs), based on the Company’s financial and departmental performance as set forth in the Company’s APP plan document along with the Company’s assessment of Executive’s performance for the year in which termination occurs, which APP award shall be paid at the time APP awards are paid to other employees of the Company; (c) if Executive elects coverage under COBRA, reimbursement for continuation of Executive’s COBRA coverage to the extent the cost of such coverage exceeds the cost to Executive had Executive remained employed, for four months or, if earlier, until Executive becomes eligible for coverage under a subsequent employer’s group health plan and (d) any LTPP grants issued to Executive pursuant to this Agreement will vest 90 days after the termination of employment.
(iii)    Provided that Executive (or Executive’s estate) signs and does not revoke a general release in favor of the Company in a form reasonably acceptable to the Company, and provided that Executive does not violate Executive’s obligations under this Agreement, including without limitation Sections 5 below, the Intellectual Property Agreement, dated September 20, 2018, and the Confidentiality Agreement, dated September 20, 2018, in addition to any payments due to Executive pursuant to Section 4.2(i), in the event that Executive’s employment terminates on or after July 1 of a calendar year due to Executive’s death, the Company shall pay to Executive’s estate a pro-rata APP award (based on number of full calendar months worked during the calendar year in which termination occurs), based on the Company’s financial and departmental performance as set forth in the Company’s APP plan document along with the Company’s assessment of Executive’s performance, for the year in which termination occurs. The pro-rata APP award shall be paid at the time APP awards are paid to other employees of the Company.
(iv)    Provided that Executive signs (and does not revoke) a general release in favor of the Company in a form determined by the Company, and provided that Executive does not violate Executive’s obligations under this Agreement, including without limitation Sections 5, or the Intellectual Property Agreement, dated September 20, 2018, and Confidentiality Agreement, dated September 20, 2018, in addition to any payments due to Executive pursuant to Section 4.2(i), in the event Executive’s employment is involuntarily terminated within 12 months following a Change of Control, other than for Cause, death or disability, or voluntarily terminated by the Executive for Good Reason, pursuant to Section 4.1(vi), the Company shall pay or provide to Executive (a) Base Salary continuation for the duration of the Noncompetition Period (as defined in Section 5.1 below, but without regard to any extension of such period pursuant to Section 5.1(iii)) less applicable taxes and withholding, in accordance with the Company’s usual payroll practices; (b) if termination of employment occurs after July 1 in a calendar year, a pro-rata APP award (based on number of full calendar months worked during the calendar year in which termination occurs), based on the Company’s financial and departmental performance as set forth in the Company’s APP plan document along with the Company’s assessment of Executive’s performance for the year in which termination occurs, which APP award shall be paid at the time APP awards are paid to other employees of the Company; and (c) if Executive elects coverage under COBRA, reimbursement for continuation of Executive’s COBRA coverage to the extent the cost of such coverage exceeds the cost to Executive had Executive remained employed, for four months or, if earlier, until Executive becomes eligible for coverage under a subsequent employer’s group health plan. The vesting of LTPP grants previously issued to Executive shall continue to be governed by the change of control vesting provisions contained in the Omnibus Plan and/or in the grant document or agreement related thereto.
(v)    It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A1(b)(4), and 1.409A1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service within the meaning of Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (a) the expiration of the six (6) month period measured from the date of separation from service, (b) the date of Executive’s death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.
(vi)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(vii)    The Company makes no representation or warranty and shall have no liability to Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Code Section 409A but does not satisfy an exemption from, or the conditions of, Code Section 409A.
4.3.    Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions, including without limitation as a director or officer, with the Company and its parents, subsidiaries, and/or affiliates.
4.4.    Definition of Cause. For purposes of this Agreement, “Cause” means that the Executive (i) has breached any employment, service, non-competition, non-solicitation, the Intellectual Property Agreement, dated September 20, 2018, and the Confidentiality Agreement, dated September 20, 2018, or other agreement or contract with the Company, if any, and, if such breach can be cured by Executive, the breach remains uncured after Executive receives notice of such breach and is afforded a period of not less than 30 days to remedy the breach; (ii) has persistently refused or willfully failed to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure and is afforded a period of not less than 30 days to remedy the refusal or failure; (iii) has engaged in conduct that constitutes disloyalty to the Company or that materially damages the property, business or reputation of the Company; (iv) has engaged in fraud, embezzlement, theft, material misappropriation with respect the business or assets of the Company, or the proven commission of a felony; (v) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information; or (vi) has engaged in such other behavior that is significantly detrimental to the interests of the Company, as determined by the Board of Directors.
4.5.    Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s written consent: (a) a materially adverse change or material diminution in the title, duties, powers, authority or responsibilities of Executive; (b) a material reduction in annual Base Salary below the amount set forth in Section 3.1; (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, from those in effect immediately prior to a Change of Control; (d) a material diminution in the budget over which the Participant retains authority from that in effect immediately prior to a Change in Control; or (e) the Company’s requiring Executive to be based in any office or location more than 50 miles from that location at which he performed his services immediately prior to a Change of Control, except for travel reasonably required in the performance of Executive’s responsibilities. Notwithstanding the foregoing, Executive’s right to terminate his employment for Good Reason shall be conditioned upon and may in no event be exercised until and unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, and has failed to do so.
4.6.    Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if:
(i)    Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes (x) during the 12-month period ending on the date of any acquisition of securities, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of American Water Works Company, Inc. (“Parent Company”) representing more than 35% of the voting power of the then outstanding securities of Parent Company, or (y) a “beneficial owner,” as defined in clause (x) above, of more than 50% of the voting power of the then outstanding securities of Parent Company;
(ii)    The consummation of (A) a merger or consolidation of Parent Company with another corporation where the stockholders of Parent Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or (B) a sale or other disposition of all or substantially all of the assets of Parent Company; or

(iii)    During any period of 12 consecutive months commencing on or after the Effective Date while the Omnibus Plan is in effect, directors are elected such that a majority of the members of the Board of Directors of Parent Company are individuals who shall not have been members of such board at the beginning of such 12-month period, except (x) in the case of a director’s death or (y) the election or nomination for election of each new director who was not a director at the beginning of such 12-month period where such election was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
Notwithstanding the foregoing, the Committee may provide for a different definition of a “Change of Control” in an LTPP grant document or agreement if such LTPP grant is subject to the requirements of section 409A of the Code and the LTPP grant will become payable on, or in connection with, a Change of Control.
5.    Noncompetition and Nonsolicitation.
5.1.    Executive’s Noncompetition and Nonsolicitation Obligations.
During employment and for a period ending 12 months following the Termination Date (“Noncompetition Period”), Executive shall not do any of the following (other than at the direction of the CEO) without the prior written consent of the CEO or COO:
(i)    Engage in the same or similar duties Executive performed for the Company, including but not limited to new technology solutions, products, and mobile applications with and without autonomous intelligence engines; new mobile platform system design and development; and development of line extensions, technological quality improvements and productivity improvements, either for any business entity or organization that is engaged in any business or enterprise that is competitive with the Company’s business (“Competitive Businesses”). Competitive Businesses are those that provide water and/or wastewater services in the United States and Canada at the time of termination of Employee’s employment. By way of example, the Company has identified the following companies, including any of their subsidiaries and affiliated companies, as Competitive Businesses:

•	Aqua America, Inc.

•	Suez North America

•	Aquarion

•	Veolia

•	Inframark

•	Utilities Inc.

•	EPCOR Utilities Inc.

•	SouthWest Water Company

•	Liberty Utilities
“Engaging in” on Executive’s part shall include the following activities: engaging in, working with, having an interest or concern in, advising, or permitting one’s name to be used in connection with, an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firms, associations, companies or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any manner whatsoever (it is being understood that Executive will retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that such interest does not exceed 5% of the voting control of that entity); or
(ii)    Either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any employee or executive of the Company to leave the employ of the Company, or solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of Executive’s employment with the Company; provided that this clause shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer at the time of such solicitation, hiring or employment.

(iii)    Extension of Restrictions. If Executive violates the provisions of Section 5.1, the twelve (12) month period referred to in this Section 5.1 shall recommence and the Executive shall continue to be bound by the restrictions set forth in Section 5.1 until a period of twelve (12) months has expired without any violation of such provisions.
5.2.    Effect of Breach. Notwithstanding the foregoing, in addition to any other right or remedy available to the Company, including but not limited to the equitable remedies set forth in Section 13, the Company may cease making any payments otherwise due under this Agreement, in the event of a breach by Executive of this Section 5.1. Additionally, instead of requiring any proof of damages or losses, Executive and Company agree that as liquidated damages for any breach of Section 5, Executive shall reimburse all Base Salary continuation payments set forth in Section 4.2(ii) to the Company.
6.    Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.
7.    Representations and Warranties.
7.1.    Executive represents and warrants that Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with Executive’s employment with the Company or Executive’s or the Company’s rights and obligations hereunder and that Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Executive is party or any duty owed by Executive to any other person.
7.2.    The Company and its parents, subsidiaries, and/or affiliates, do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, Executive hereby represents, warrants and covenants that he has not and will not disclose to the Company or its parents, subsidiaries, and/or affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its parents, subsidiaries, and/or affiliates have a right to receive and use such information or material.
8.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below:
If to Executive:
Radhakrishnan Swaminathan
2323 Race Street, Unit 1212
Philadelphia, PA 19103
If to the Company:
Michael Sgro, EVP, General Counsel and Secretary
American Water Works Service Company, Inc.
One Water Street
Camden, NJ 08102-1658
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

9.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject hereof and supersede all prior agreements and understandings, whether written or oral, among the parties, with respect thereto. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Notwithstanding the foregoing sentence, Executive’s obligations under the Intellectual Property Agreement, dated September 20, 2018, and Confidentiality Agreement, dated September 20, 2018, remain in full force and effect.
10.    Waivers and Amendments. The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach, unless the writing so states. This Agreement may be amended only with the written consent of the Executive and a duly authorized representative of the Company.
11.    Binding Effect of Agreement. This Agreement, being for the personal services of Executive, shall not be assignable by Executive. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to Executive and its heirs, successors and assigns, except that the duties and responsibilities of Executive are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company may assign its rights, together with its obligations hereunder, (i) in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company or (ii) to the Company’s parents, subsidiaries, and/or affiliates, which successor shall expressly assume such obligations.
12.    Choice of Law and Forum. This Agreement shall be governed by the substantive law of the state of New Jersey without regard to its conflict of law rules. The Company and Employee consent to the exclusive jurisdiction of the courts of New Jersey to adjudicate any and all disputes arising between them and hereby waive any and all objections based on alleged lack of personal jurisdiction.
13.    Equitable Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
The Company and Executive agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. Accordingly, if, in any judicial proceedings, a court or arbitrator shall determine that such covenant is unenforceable for any reason, including, without limitation, because it covers too extensive a geographical area or survives too long a period of time, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time, if applicable. and/or shall otherwise be deemed to be limited in such manner, as will permit enforceability by such court or arbitrator. The Company and Executive further agree that the covenants set forth in this Agreement are reasonable in all circumstances for the protection of the legitimate interests of the Company and its members.
14.    Cooperation; No Disparagement. During and after the Noncompetition Period, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning Executive’s previous employment responsibilities and functions with the Company. Additionally, Executive agrees not to make written (to include online or other written statements) or oral statements about the Company, its parents, subsidiaries, and/or affiliates, or any of their respective employees that are negative or disparaging. Nothing in this Agreement shall preclude Executive from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state, or local governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement.

15.    Severability; Ambiguity; Title and Subtitles; Singular and Plural Counterparts; Electronic Mail.
(i)    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
(ii)    Any ambiguity in this Agreement shall not be construed against either party as the drafter.
(iii)    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
(iv)    Except for purposes of Section 4 of this Agreement, a submission by electronic mail shall be deemed a writing and approval by electronic mail shall be considered written approval.
(v)    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
(vi)    Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by electronic mail (.pdf or similar format) shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.
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The Company and Executive have carefully read and understand all of the provisions of this Agreement. They enter into this Agreement freely, knowingly, and voluntarily. In entering into this Agreement, neither the Company nor Executive is relying upon any representations or promises not expressly set forth in this Agreement. Intending to be legally bound to this Agreement, the Company’s representative and Executive sign their names below.

/s/ MELANIE KENNEDY	/s/ RADHAKRISHNAN SWAMINATHAN
Melanie Kennedy Senior Vice President Human Resources American Water Works Service Company, Inc.	Radhakrishnan Swaminathan
Dated: November 1, 2018	Dated: October 31, 2018